EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.87 on Revenues of $146 Million

BENTONVILLE, Ark., Aug. 18, 2016 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the first quarter of fiscal 2017.

Highlights of first quarter operating results:

  Net income of $7.1 million – $.87 per diluted share vs. $.52 per diluted share for prior year quarter
  Revenues of $146 million compared to $143 million for the prior year quarter (a 2.2% increase)
  Retail unit sales decrease of 2.3% to 11,957 from 12,244 for the prior year quarter with decreased productivity at 27.9 retail units sold per store per month, down from 28.9 for the prior year quarter
  Average retail sales price increased $428 to $10,393 or 4.3% from the prior year quarter (decreased $248 or 2.3% sequentially)
  Gross profit margin percentage increased to 41.8% from 41.2% for the prior year quarter and from 38.7% sequentially
  Collections as a percentage of average finance receivables of 13.0% compared to 14.0% for the prior year quarter.  The weighted average contract term increased to 31.7 months from 30.4.
  Net Charge-offs as a percent of average finance receivables of 6.2%, down from 7.8% for prior year quarter
  Accounts over 30 days past due increased to 4.4% from 3.8% at July 31, 2015
  Average percentage of finance receivables current of 80.0% compared to 80.5% at April 30, 2016
  Provision for credit losses of 25.7% of sales vs. 27.7% for prior year quarter
  Selling, general and administrative expenses at 17.9% of sales vs. 18.1% for prior year quarter
  Active accounts base approximately 66,900, an increase of 1,900 from April 30, 2016
  Debt to equity of 51.2% and debt to finance receivables of 25.5% (up from 24.7% at April 30, 2016)
  Allowance for credit losses at 25% of finance receivables, net of deferred revenue at July 31, 2016 (up from 23.8% at July 31, 2015)
  Strong cash flows supporting the increase in revenues, the $23.3 million increase in finance receivables, $3.9 million increase in inventory, $523,000 in net capital expenditures and the $7.2 million in common stock repurchases (273,092 shares) with a $9.6 million increase in total debt

“We are certainly happy to see the improved bottom line and are very appreciative of the efforts of all of our associates as they work tirelessly to help our customers succeed.  Also, it was nice to see growth at the top line and positive same store sales for the quarter. Our top line growth when excluding the effect of the four dealerships closed in fiscal 2016 was 3.2%, which is moving in the right direction for this environment as competition continues to be intense. We continue to expect, at some point, that competition will rationalize to a degree which will give us an opportunity to increase sales volume productivity especially at our older more mature dealerships,” said William H. (“Hank”) Henderson, Chief Executive Officer of America’s Car-Mart, Inc. (the “Company”). “There is tremendous demand for what we offer the market, as evidenced by the increase of about 1,900 active accounts during the quarter. We are excited to have the opportunity to earn the repeat business of all 66,900 active customers by providing quality vehicles, affordable payment terms and excellent service. We believe that our face-to-face relationships with our customers and our passion for excellent service sets us apart and provides us a unique opportunity in the market as we move forward with our growth plans.”

“While the results for the quarter were good, we know that we still have many significant opportunities for improvements for all 143 existing dealerships,” added Mr. Henderson. “We will continue to make that our number one priority.  However, new dealership openings are also a very important component of our future plans and we do continue to expect to resume our openings at a more historical rate at some point in the future.”

“We are pushing hard to improve execution and lot level blocking and tackling, which is showing up in our results. Our gross profit margin percentage improved to 41.8% from 38.7% for the fourth quarter of 2016, and our net-charge-offs improved to 6.2% from 7.8% for the first quarter of 2016 and from 9.0% for the fourth quarter of 2016. These improvements are the direct result of intense focus on the overall quality and consistency of our inventory management and our collections practices. These efforts are being driven by our General Managers and their Area Operations Managers who continue to make solid strides with individual dealerships,” said Jeff Williams, President of America’s Car-Mart, Inc. “We are proud of the progress being made, but we know that we still have a lot of work to do and that the work never ends. We are excited about the direction so far in these two critically important areas of the business and we are committed to getting better as we move forward.”

“During the quarter, we re-purchased 273,092 shares (3.4% of the outstanding shares) of our common stock for $7.2 million at an average price of $26.23 per share. Since February 2010, we have re-purchased 4.4 million shares (38% of the outstanding shares) for $142 million at an average cost of $32.09. We plan to continue to invest in stock re-purchases opportunistically as we move forward,” added Mr. Williams. “We will continue to focus on cash flows and maintaining a healthy balance sheet.  We ended the quarter with debt to equity of 51.2% and debt to finance receivables of 25.5%. During the quarter, we increased financed receivables by $23.3 million, increased inventory by $3.9 million, re-purchased $7.2 million of common stock and had $523,000 in net capital expenditures, all with a $9.6 million increase in total debt.”

Conference Call

Management will be holding a conference call on Friday, August 19, 2016 at 11:00 a.m. Eastern Time to discuss first quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #60323786.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 143 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2016	Three Months Ended
	July 31,		vs.	July 31,
	2016	2015	2015	2016	2015
Operating Data:
Retail units sold	11,957	12,244	(2.3)%
Average number of stores in operation	143	141	1.4
Average retail units sold per store per month	27.9	28.9	(3.5)
Average retail sales price	$10,393	$9,965	4.3
Same store revenue growth	0.5%	8.9%
Net charge-offs as a percent of average finance receivables	6.2%	7.8%
Collections as a percent of average finance receivables	13.0%	14.0%
Average percentage of finance receivables-current (excl. 1-2 day)	80.0%	81.0%
Average down-payment percentage	6.0%	6.6%

Period End Data:
Stores open	143	142	0.7%
Accounts over 30 days past due	4.4%	3.8%
Finance receivables, gross	$460,570	$427,881	7.6%

Operating Statement:
Revenues:
Sales	$129,684	$127,595	1.6%	100.0%	100.0%
Interest income	16,156	15,095	7.0	12.5	11.8
Total	145,840	142,690	2.2	112.5	111.8

Costs and expenses:
Cost of sales	75,513	75,087	0.6	58.2	58.8
Selling, general and administrative	23,168	23,125	0.2	17.9	18.1
Provision for credit losses	33,381	35,345	(5.6)	25.7	27.7
Interest expense	944	760	24.2	0.7	0.6
Depreciation and amortization	1,096	1,010	8.5	0.8	0.8
Loss on disposal of property and equipment	400	-	100.0	0.3	-
Total	134,502	135,327	(0.6)	103.7	106.1

Income before taxes	11,338	7,363		8.7	5.8

Provision for income taxes	4,229	2,747		3.3	2.2

Net income	$7,109	$4,616		5.5	3.6

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$7,099	$4,606

Earnings per share:
Basic	$0.89	$0.54
Diluted	$0.87	$0.52

Weighted average number of shares used in calculation:
Basic	7,948,925	8,513,440
Diluted	8,185,077	8,909,597

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	July 31,	April 30,
	2016	2016

Cash and cash equivalents	$371	$602
Finance receivables, net	$352,548	$334,793
Inventory	$33,824	$29,879
Total assets	$426,701	$406,296
Total debt	$117,534	$107,902
Treasury stock	$148,700	$141,535
Stockholders' equity	$229,395	$228,817
Shares outstanding	7,805,947	8,073,820

Finance receivables:
Principal balance	$460,570	$437,278
Deferred revenue - payment protection plan	(18,116)	(17,305)
Deferred revenue - service contract	(10,369)	(10,034)
Allowance for credit losses	(108,022)	(102,485)

Finance receivables, net of allowance and deferred revenue	$324,063	$307,454

Allowance as % of principal balance net of deferred revenue	25.0%	25.0%

Changes in allowance for credit losses:
	Three months
	ended July 31,
	2016	2015
Balance at beginning of period	$102,485	$93,224
Provision for credit losses	33,381	35,345
Charge-offs, net of collateral recovered	(27,844)	(32,987)
Balance at end of period	$108,022	$95,582

Contacts:
William H. (“Hank”) Henderson, CEO
or
Jeffrey A. Williams, President
at (479) 464-9944